MORRISON HEALTH CARE, INC.

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Amounts in thousands, except per share data)


                                            Quarter Ended
                                     --------------------------
                                     August 31,      August 31,
                                        1997            1996
                                     --------------------------
Primary
-------
Average shares outstanding..........  11,842          11,781


Net effect of dilutive stock
options-based on the treasury
stock method using average
market price........................     186              56
                                    ----------------------------
Total...............................  12,028          11,837
                                    ============================
Net income.......................... $ 2,828         $ 2,696
                                    ============================
Per share amount.................... $  0.24         $  0.23
                                    ============================

Fully Diluted
-------------
Average shares outstanding..........  11,842          11,781

Net effect of dilutive stock
options-based on the treasury
stock method using the higher
of period-end or average
market price........................     249              56
                                    ----------------------------
Total...............................  12,091          11,837
                                    ============================
Net income.......................... $ 2,828         $ 2,696
                                    ============================
Per share amount.................... $  0.23         $  0.23
                                    ============================
